Exhibit 4.50

Supplementary Agreement to the
Web Layout Copyright License Agreement

Licensor:	Baidu Online Network Technology (Beijing) Co., Ltd.
Address:	3/F, Baidu Campus, No. 10 Shangdi 10th Street, Haidian District, Beijing

Licensee:	Beijing Baidu Netcom Science Technology Co., Ltd.
Address:	2/F, Baidu Campus, No. 10 Shangdi 10th Street, Haidian District, Beijing

(Collectively, the “Parties”)

WHEREAS, Licensor and Licensee have made a certain Web Layout Copyright License Agreement dated March 1, 2004 (the “Original Agreement”).

The original term of Article 6.1 of the Original Agreement which reads:

“This Agreement shall be effective as of the date first set forth above. The term of this Agreement is five (5) years unless earlier terminated as set forth in this Agreement.”

The original term of Article 6.2 of the Original Agreement which reads:

“This Agreement may be extended one year only if the Licensor issues the Licensee its written consent of extending this Agreement before the expiration of this Agreement (including any expiration of extended terms).”

NOW, THEREFORE, the Parties agree through friendly negotiation to amend the Original Agreement as follows on March 1, 2010:

For the reason of the business of Party B and also to encourage Party B to extend its business and use the web layout copyright in a long-term period, Party A hereby agrees to extend the term for five (5) years.

This Agreement shall be executed in two originals, with each party holding one original. This agreement is an integral part of the Original agreement, it shall have the same legal effect with the Original Agreement. This agreement will be effective upon signature and affixture of seals by the Parties. This agreement shall take effect as of the date first set forth above.

Licensor: Baidu Online Network Technology (Beijing) Co., Ltd.

By:	/s/ Haoyu Shen

Title:	Legal representative/authorized representative
Seal:	[Baidu Online Network Technology (Beijing) Co., Ltd. seal]

Licensee: Beijing Baidu Netcom Science Technology Co., Ltd.

By:	/s/ Zhixiang Liang

Title:	Legal representative/authorized representative

Seal:	[Beijing Baidu Netcom Science Technology Co., Ltd. seal]